Exhibit (a)(1)

                    OFFER TO PURCHASE FOR CASH UP TO 300,000
                         SHARES OF CLASS A COMMON STOCK
                                       OF
                               HOST FUNDING, INC.
                                       AT
                                 $3.00 PER Share

        MP VALUE FUND 5, LLC; MORAGA-DEWAAY FUND, LLC; MP INCOME FUND 15,
        LLC; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; ACCELERATED
      HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MACKENZIE PATTERSON SPECIAL FUND 3, LLC; MACKENZIE PATTERSON SPECIAL FUND 4, LLC; PREVIOUSLY OWNED
PARTNERSHIPS INCOME FUND, L.P.; CAL KAN, INC.; MORAGA FUND I, L.P.; ACCELERATED
        HIGH YIELD INCOME FUND II, LTD; and SUTTER OPPORTUNITY FUND, LLC
                         (collectively the "Purchasers")

          THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, PACIFIC STANDARD TIME, ON MARCH 17, 1999,
                          UNLESS THE OFFER IS EXTENDED.

MP VALUE FUND 5, LLC; MORAGA-DEWAAY FUND, LLC; MP INCOME FUND 15, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MACKENZIE PATTERSON SPECIAL FUND 3, LLC; MACKENZIE PATTERSON SPECIAL FUND 4, LLC; PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND, L.P.; CAL KAN, INC.; MORAGA FUND I, L.P.; ACCELERATED HIGH YIELD INCOME FUND II, LTD; and SUTTER OPPORTUNITY FUND, LLC (collectively the "Purchasers") hereby seek to acquire shares of Class A Common Stock (the "Shares") of HOST FUNDING, INC., a Maryland corporation (the "Company"). The Purchasers are not affiliated with the Company. The Purchasers hereby offer to purchase up to 300,000 Shares at a purchase price equal to $3.00 per Share, less the amount of any dividends or other distributions declared or made with respect to the Shares between February 17, 1999 (the "Offer Date") and March 17, 1999, or such other date to which this Offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The 300,000 Shares sought pursuant to the Offer represent approximately 20% of the Shares outstanding as of December 31, 1997. Tender of Shares will include the tender of any and all securities into which the Shares may be converted or exchanged, and any securities distributed with respect to the Shares, by way of stock dividend or otherwise, from and after the Offer Date.


Holders of Shares ("Shareholders") are urged to consider the following factors:

             - The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares.

             - As a result of consummation of the Offer, the Purchaser may be in a position to significantly influence all Company decisions on which Shareholders may vote. The Purchaser will vote the Shares acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining Shareholders.

             - The Purchasers may accept only a portion of the Shares tendered by a Shareholder in the event a total of more than 300,000 Shares are tendered.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 300,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASERS WILL ACCEPT FOR PURCHASE 300,000 SHARES FROM TENDERING SHAREHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (ii) upon the occurrence of any of the conditions specified in
Section 13 of this Offer to Purchase, to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or paid for, or to delay the acceptance for payment of, or payment for, any Shares not theretofore accepted for payment or paid for, and (iii) to amend the Offer in any respect. Notice of any such extension, termination or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform
Shareholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

February 17, 1999

                                    IMPORTANT

Any Shareholder desiring to tender any or all of such Shareholder's Shares should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on pink paper) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to MacKenzie Patterson, Inc. (the "Depositary"), an affiliate of certain of the Purchasers, at the address or facsimile number set forth below.

MacKenzie Patterson, Inc.
1640 School Street
Moraga, California  94556
Telephone:  800-854-8357
Facsimile Transmission: 925-631-9119

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Purchasers at 1-800-854-8357.
---------------------------

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASERS OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.
---------------------------

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The  Purchasers  have filed with the  Commission  a Tender  Offer  Statement  on
Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

                                TABLE OF CONTENTS

                                                                            Page

INTRODUCTION..................................................................5

TENDER OFFER..................................................................7

Section 1.        Terms of the Offer..........................................7
Section 2.        Proration; Acceptance for Payment and Payment for Shares....8
Section 3.        Procedures for Tendering Shares.............................9
Section 4.        Withdrawal Rights..........................................10
Section 5.        Extension of Tender Period; Termination; Amendment.........11
Section 6.        Federal Income Tax Consequences............................12
Section 7.        Effects of the Offer.......................................12
Section 8.        Future Plans...............................................13
Section 9.        The Business of the Company................................13
Section 10.       Conflicts of Interest......................................13
Section 11.       Certain Information Concerning the Purchasers..............13
Section 12.       Source of Funds............................................15
Section 13.       Conditions of the Offer....................................15
Section 14.       Certain Legal Matters......................................16
Section 15.       Fees and Expenses..........................................17
Section 16.       Miscellaneous..............................................17

Schedule I - The Purchasers and Their Respective Principals

To the Shareholders of HOST FUNDING, INC.

                                  INTRODUCTION

         The Purchasers hereby offer to purchase up to 300,000 Shares at a purchase price of $3.00 per Share, less the amount of any dividends or other distributions declared or paid with respect to the Shares between the Offer Date and the Expiration Date ("Offer Price"), in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. Tender of Shares will include the tender of any and all securities into which the Shares may be converted or exchanged, and any securities distributed with respect to the Shares, by way of stock dividend or otherwise, from and after the Offer Date. Shareholders who tender their Shares will not be obligated to pay any fees, expenses or commissions in connection with the tender of Shares. The Purchasers will pay all such costs and all charges and expenses of the Depositary, an affiliate of certain of the Purchasers, as depositary in connection with the Offer.

         For further information concerning the Purchasers, see Section 11 below and Schedule I.

         None of the Purchasers nor the Depositary is affiliated with the Company or with any affiliate of the Company.

Shareholders are urged to consider the following factors:

         - The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares.

         - As a result of consummation of the Offer, the Purchaser may be in a position to significantly influence all Company decisions on which Shareholders may vote. The Purchaser will vote the Shares acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining Shareholders.

         - The Purchasers may accept only a portion of the Shares tendered by a Shareholder in the event a total of more than 300,000 Shares are tendered.

         The Offer will provide Shareholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Shareholders may have a more immediate need to use the cash now tied up in an investment in the Shares and wish to sell them to the Purchasers.

Establishment of the Offer Price

         The Purchasers have set the Offer Price at $3.00 per Share, less the amount of any dividends or other distributions declared or made with respect to the Shares between the Offer Date and Expiration Date. Tender of Shares will include the tender of any and all securities into which the Shares may be converted or exchanged, and any securities distributed with respect to the Shares, by way of stock dividend or otherwise, from and after the Offer Date. The Shares are currently traded on the American Stock Exchange ("AMEX") under the symbol "HFD". The following table shows the range of high and low bid prices of the Shares for the years 1997 and 1998 as reported through AMEX. These quotations represent prices between dealers without any retail markup, markdown or commissions and may not represent actual transactions.

1997

Quarter           High         Low

First             10 1/2       7 1/2
Second             9 7/8       8 3/8
Third              9 5/8       8 7/8
Fourth             9 3/16      5

1998

Quarter           High         Low

First             8            5 1/8
Second            5 9/16       4
Third             4 3/8        1 13/16
Fourth            2 3/8        1 9/16

1999 (through 2/16/99)

                  High         Low

                  2 5/8        2 1/8

         One of the Purchasers, Sutter Opportunity Fund, LLC ("Sutter"), owns a total of 77,318 Shares, or approximately 4.98% of the currently outstanding total number of Shares. Sutter acquired a total of 18,583 Shares at gross price of $1.88 per Share in a tender offer beginning August 25, 1998 and ending October 14, 1998. Sutter acquired a total of 4,185 Shares at a gross price of $2.00 per Share during a tender offer commencing December 7, 1998 and ending January 15, 1999. Sutter has also acquired a total of 54,550 Shares in open market transactions during the period November 23, 1998 through February 3, 1999, for prices ranging from $1 5/8 to $2 5/8 per Share. One of the other Purchasers, MP Value Fund 5, LLC, acquired a total of 30,000 Shares in February 1999 in an open market transaction for a price of $2 5/8 per Share.

         On January 20, 1999, the Company issued a public announcement that it had entered into a Letter of Intent for the private placement of a total of 2 million new Shares at a price of $3.00 per Share to a private investment group. None of the Purchasers is affiliated with any member of such private investment group. The Company stated that the investors have completed due diligence investigations and the parties are now in the process of completing definitive documentation. Closing is contemplated to occur prior to March 15, 1999, though no assurance is given that such date will be met. As the transaction is currently structured, the shareholders of record prior to completion of the private placement will receive cash distributions by the Company equal to $0.27 per Share, half within 30 days of the closing of the private placement and half within 90 days of such closing. If the transaction closes and the distribution is declared prior to the Expiration Date, selling Shareholders will be entitled to receive the distribution, and the $3.00 purchase price will be reduced by the amount of the distribution. If the closing occurs and the distribution is declared after the Expiration Date, the Purchasers will be entitled to any distributions attributable to tendered Shares and the full $3.00 purchase price will be payable.

         In addition to the foregoing transaction, the Company has announced that it will spin off a separate wholly-owned subsidiary, Host Mortgages, Inc. ("HMI"), which will acquired certain properties using an sale-leaseback structure. Shares of HMI will be distributed to shareholders of record as of the closing date. As noted above, tender of Shares will include the tender of any and all securities into which the Shares may be converted or exchanged, and any securities distributed with respect to the Shares, by way of stock dividend or otherwise, from and after the Offer Date.

General Background Information

         Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Company or the General Partner, has been derived from information provided in reports filed by the Company with the Securities and Exchange Commission.

         According to publicly available information, there were 1,553,569 Shares issued and outstanding as of September 30, 1998, and 1,535,868 Shares issued and outstanding held by approximately 926 Shareholders at December 31, 1997.

         Tendering Shareholders will not be obligated to pay transfer fees, brokerage fees or commissions on the sale of the Shares to the Purchasers pursuant to the Offer. The Purchasers will pay all charges and expenses incurred in connection with the Offer. The Purchasers desire to purchase all Shares tendered by each Shareholder.

         If, prior to the Expiration Date, the Purchasers increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

         Shareholders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Shares.

                                  TENDER OFFER

Section 1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchasers will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with
Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Pacific Standard Time, on March 17, 1998, unless and until the Purchasers shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchasers, shall expire.

         The Offer is conditioned on  satisfaction  of certain  conditions.  See
Section 13, which sets forth in full the conditions of the Offer. The Purchasers reserve the right (but shall not be obligated), in their sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the

Purchasers reserve the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering Shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer.

         The Purchasers do not anticipate and have no reason to believe that any condition or event will occur that would prevent the Purchasers from purchasing tendered Shares as offered herein.

Section 2. Proration; Acceptance for Payment and Payment for Shares. If the number of Shares validly tendered prior to the Expiration Date and not withdrawn is 300,000 or less, the Purchasers, upon the terms and subject to the conditions of the Offer, will accept for payment all Shares so tendered. If the number of Shares validly tendered prior to the Expiration Date and not withdrawn exceeds 300,000, the Purchasers, upon the terms and subject to the conditions of the Offer, will accept for payment Shares so tendered on a pro rata basis.

         In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchasers will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchasers will not pay for any Shares tendered until after the final proration factor has been determined.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchasers will accept for payment, and will pay for, Shares validly tendered and not withdrawn in accordance with Section 4, as promptly as practicable following the Expiration Date. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

         For purposes of the Offer, the Purchasers shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchasers give oral or written notice to the Depositary of the Purchasers' acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payment from the Purchasers and transmitting payment to tendering Shareholders.

         Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

         If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or the Purchasers are unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchasers' rights under Section 13

(but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Shares, subject to any limitations of applicable law, and such Shares may not be withdrawn except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4.

         If, prior to the Expiration Date, the Purchasers shall increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

Section 3. Procedures for Tendering Shares.

Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on pink paper) with any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Shareholder may tender any or all Shares owned by such Shareholder.

         In order for a tendering Shareholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Pacific Standard Time, on March 17, 1998, or such date to which the Offer may be extended.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Shareholder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding. To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Shares purchased pursuant to the Offer, a tendering Shareholder must provide the Depositary with such Shareholder's correct taxpayer identification number and make certain certifications that such Shareholder is not subject to backup federal income tax withholding. Each tendering Shareholder must insert in the Letter of Transmittal the Shareholder's taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Company liabilities allocable to each Share tendered, each Shareholder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Shareholder's taxpayer identification number and address and that the Shareholder is not a foreign person. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences.")

Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering Shareholder irrevocably appoints the designees of the Purchasers as such Shareholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such

Shareholder's   rights  with  respect  to  the  Shares   tendered  by  such
Shareholder and accepted for payment by the Purchasers. Such appointment will be effective when, and only to the extent that, the Purchasers accept such Shares for payment. Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchasers will, with respect to such Shares, be empowered to exercise all voting and other rights of such Shareholder as they in their sole discretion may deem proper at any meeting of Shareholders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Shareholder also assigns to the Purchasers all of the Shareholder's rights to receive dividends or other distributions from the Company with respect to Shares which are accepted for payment and purchased pursuant to the Offer, other than those dividends or other distributions declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. The Purchasers reserve the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchasers' counsel, be unlawful. The Purchasers also reserve the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular Shareholder, and the Purchasers' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchasers, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.

         A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Purchasers upon the terms and subject to the conditions of the Offer, including the tendering Shareholder's representation and warranty that (i) such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Share complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Shareholders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain "short" positions in the Shares (i.e., have borrowed the Shares) or have loaned the Shares to a short seller. Because of the nature of limited Company interests, the Purchasers believe it is unlikely that any option trading or short selling activity exists with respect to the Shares. In any event, a Share holder will be deemed to tender Shares in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Shares and the holder (i) delivers the Shares pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights.  Except as otherwise provided in this Section
4, all tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after April 13, 1999.

         For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, Shares is delayed for any reason or if the Purchasers are unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchasers' rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchasers and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. Neither the Purchasers, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Shares not heretofore accepted for payment or paid for, or to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, and
(iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchasers may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchasers will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Purchasers may also be required by applicable law to disseminate to Shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

         If the Purchasers extend the Offer, or if the Purchasers (whether before or after its acceptance for payment of Shares) are delayed in their payment for Shares or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchasers, and such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchasers to delay payment for Shares that the Purchasers have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

         If the Purchasers make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchasers will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time.

Section 6. Federal Income Tax Consequences. Sale of Shares will result in income tax consequences to the selling Shareholder. EACH SHAREHOLDER TENDERING SHARES SHOULD CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

Section 7. Effects of the Offer.

Limitations on Resales. The Company's governing instruments prohibit the holding by any one Purchaser of in excess of 9.8% of the outstanding Shares. This restriction is intended to help the Company comply with REIT qualification rules, but the Company has not and is not currently qualified under the Internal Revenue Code as an REIT. This restriction has not been imposed on the holdings of the Company's principal shareholder, who held 38.48% of the outstanding Shares as of December 31, 1997. Furthermore, the Company has advised the Purchasers that it intends to waive this restriction on transfer with respect to the purchase of Shares pursuant to the Offer.

Effect on Trading Market. See the discussion above under "Establishment of the Offer Price." The Purchasers are not aware of any specific effect the Offer will have on the trading market for Shares.

Voting Power of Purchasers. Depending on the number of Shares acquired by the Purchasers pursuant to the Offer, the Purchasers may have the ability to exert certain influence on matters subject to the vote of Shareholders, though the maximum number of Shares sought hereunder would not give the Purchasers a controlling voting interest.

Other Potential Effects. The Shares are registered under the Exchange Act, which requires, among other things that the Company furnish certain information to its Shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Shareholders. Registration and reporting requirements could be terminated by the Company if the number of record holders falls below 300, or below 500 if the Company's total assets are below $10 million for three consecutive preceding fiscal years. The Company reported over 1,200 Shareholders and total assets in excess of $31 million as of its December 31, 1997 fiscal year end, and total assets of in excess of $33 million as of September 30, 1998. Accordingly, the Purchasers do not believe that the purchase of Shares pursuant to the Offer will result in the Shares becoming eligible for deregistration under the Exchange Act.

Section 8. Future Plans. Following the completion of the Offer, the Purchasers, or their affiliates, may acquire additional Shares. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offer. The Purchasers are seeking to purchase a total of 300,000 Shares. If the Purchasers acquire fewer than 300,000 Shares pursuant to the Offer, the Purchasers may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or, if the Company's circumstances change, at a lower price. Alternatively, the Purchasers may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased.

         The Purchasers are acquiring the Shares pursuant to the Offer solely for investment purposes. The Purchasers have no present intention to seek control of the Company or to change the management or operations of the Company. The Purchasers do not have any present intention to seek or cause a liquidation of the Company. The Purchasers nevertheless reserve the right, at an appropriate time, to exercise their rights as Shareholders to vote on matters subject to a Shareholder vote.

Section 9. The Business of the Company. Information included herein concerning the Company is derived from the Company's publicly-filed reports. Information concerning the Company, its assets, operations and management is contained in its Annual Reports on Form 10- K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such reports and filings are available on the Commission's EDGAR system, at its internet website at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C. and at its regional offices in New York, New York and Chicago, Illinois. The Purchasers have relied on such information to the extent information is presented herein concerning the Company, and expressly disclaim any responsibility for the information included in such reports and extracted in this Offer.

Section 10. Conflicts of Interest. The Depositary is affiliated with certain Purchasers. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer.

The Depositary's role is administrative only, however, and any conflict of interest should not be deemed material to Share holders.

Section 11. Certain Information  Concerning the Purchasers.  The Purchasers
are MP VALUE FUND 5, LLC; MORAGA-DEWAAY FUND, LLC; MP INCOME FUND 15, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MACKENZIE PATTERSON SPECIAL FUND 3, LLC; MACKENZIE PATTERSON SPECIAL FUND 4, LLC; PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND, L.P.; CAL KAN, INC.; MORAGA FUND I, L.P.; ACCELERATED HIGH YIELD INCOME FUND II, LTD; and SUTTER OPPORTUNITY FUND, LLC. For information concerning the Purchasers and their respective principals, please refer to Schedule I attached hereto. The principal business of each of the Purchasers is investment in securities, particularly real estate- based securities. The principal business address of each of the Purchasers other than SUTTER OPPORTUNITY FUND, LLC is 1640 School Street, Moraga, California 94556. The principal business address of SUTTER OPPORTUNITY FUND, LLC is 595 Market Street, Suite 2100, San Francisco, California 94105.

         The Purchasers have made binding commitments to contribute and have available sufficient amounts of liquid capital necessary to fund the acquisition of all Shares subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchasers. The Purchasers are not public companies and have not prepared audited financial statements. The Purchasers, their general partners, owners, managers and members have an aggregate net worth in excess of $15 million, including net liquid assets of more than $5 million.

         The principal of one of the Purchasers advised the Company in advance of its intention to make this Offer and has discussed the intended tender offer with the Company. The Purchasers and the Company have not entered into any understanding or arrangement with respect to this Offer, the Purchasers' holding of the Shares or any other matter. As noted above, the Purchasers have been advised that the Company has determined to waive a restriction on transfer that might have had an impact on the recognition of record ownership of Shares by the Purchasers, and the Purchasers understand that the Company has determined to permit the transfer to the Purchasers of the full number of Shares covered by this Offer.

         Except as otherwise set forth herein, (i) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers beneficially owns or has a right to acquire any Shares, (ii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days,
(iii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchasers or, to the best knowledge of the Purchasers, the persons listed on Schedule I, or any affiliate of the Purchasers on the one hand, and the Company or its affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between the Purchasers, or to the best knowledge of the Purchasers any affiliate of the Purchasers on the one hand, the persons listed on Schedule I, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Section 12. Source of Funds. The Purchasers expect that approximately $900,000 would be required to purchase 300,000 Shares, if tendered, and an additional $15,000 may be required to pay related fees and expenses. The Purchasers anticipate funding all of the purchase price and related expenses through their existing liquid capital reserves.

Section 13. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchasers shall not be required to accept for payment or to pay for any Shares tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained on or before the Expiration Date.

         The Purchasers shall not be required to accept for payment or pay for any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchasers, (ii) imposes or confirms limitations on the ability of the Purchasers effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchasers pursuant to the Offer or otherwise on all matters properly presented to the Company's Shareholders, (iii) requires divestiture by the Purchasers of any Shares, (iv) causes any material diminution of the benefits to be derived by the Purchasers as a result of the transactions contemplated by the Offer or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospectus of the Purchasers or the Company;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which might, directly or indirectly, result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above;

         (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the

Company, which, in the reasonable judgment of the Purchasers, is or may be materially adverse to the Company, or the Purchasers shall have become aware of any fact that, in the reasonable judgment of the Purchasers, does or may have a material adverse effect on the value of the Shares;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) it shall have been publicly disclosed or the Purchasers shall have otherwise learned that (i) more than fifty percent of the outstanding Shares have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Shares.

         The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers regardless of the circumstances giving rise to such conditions or may be waived by the Purchasers in whole or in part at any time and from time to time in their sole discretion. Any termination by the Purchasers concerning the events described above will be final and binding upon all parties.

Section 14. Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchasers are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchasers pursuant to the Offer. Should any such approval or other action be required, it is the Purchasers' present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchasers to elect to terminate the Offer without purchasing Shares thereunder. The Purchasers' obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchasers do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offer.

Margin   Requirements.   The  Shares  are  not  "margin  securities"  under  the
regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. The Purchasers, however, do not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

         Although the Purchasers have not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchasers reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchasers might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchasers may not be obligated to accept for purchase or pay for any Shares tendered.

Section 15. Fees and Expenses. The Purchasers have retained MacKenzie Patterson, Inc., an affiliate of certain Purchasers, to act as Depositary in connection with the Offer. The Purchasers will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchasers will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASERS ARE NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

         No person has been authorized to give any information or to make any representation on behalf of the Purchasers not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

February 17, 1999

MP VALUE FUND 5, LLC;
MORAGA-DEWAAY FUND, LLC;
MP INCOME FUND 15, LLC;
ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.;
ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.;
MACKENZIE PATTERSON SPECIAL FUND 3, LLC;
MACKENZIE PATTERSON SPECIAL FUND 4, LLC;
PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND, L.P.;
CAL KAN, INC.;
MORAGA FUND I, L.P.;
ACCELERATED HIGH YIELD INCOME  FUND II, LTD;
SUTTER OPPORTUNITY FUND, LLC

                                   SCHEDULE I

                 THE PURCHASERS AND THEIR RESPECTIVE PRINCIPALS

     The Purchasers are MP VALUE FUND 5, LLC; MORAGA-DEWAAY FUND, LLC; MP INCOME FUND 15, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MACKENZIE PATTERSON SPECIAL FUND 3, LLC; MACKENZIE PATTERSON SPECIAL FUND 4, LLC; PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND, L.P.; CAL KAN, INC.; MORAGA FUND I, L.P.; ACCELERATED HIGH YIELD INCOME FUND II, LTD; and SUTTER OPPORTUNITY FUND, LLC. The Managing Member or Manager of MP VALUE FUND 5, LLC; MORAGA-DEWAAY FUND, LLC; MP INCOME FUND 15, LLC MACKENZIE PATTERSON SPECIAL FUND 3, LLC; and MACKENZIE PATTERSON SPECIAL FUND 4, LLC; and the general partner of each of MORAGA FUND 1, L.P., ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; and PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND, L.P. is MacKenzie Patterson, Inc. The managing member of SUTTER OPPORTUNITY FUND, LLC is Sutter Capital Management, LLC. The names of the directors and executive officers of MacKenzie Patterson, Inc. and the present principal occupations and five year employment histories of each such person and the manager of Sutter Capital Management, LLC are set forth below.

         The Purchasers have jointly made the offer and are jointly and severally liable for satisfying its terms. Other than the foregoing, the Purchasers' relationship consists of an informal agreement to share the costs associated with making the offer and to allocate any resulting purchases of Shares among them in such manner and proportions as they may determine in the future. Except as noted below, each individual is a citizen of the United States of America.

MacKenzie Patterson, Inc.

C.E. Patterson is President of MacKenzie Patterson, Inc. He is the co-founder and President of Patterson Financial Services, Inc. In 1981, Mr. Patterson founded PFS with Berniece A. Patterson, as a financial planning firm. Mr. Patterson founded Patterson Real Estate Services, a licensed California Real Estate Broker, in 1982. As President of PFS, Mr. Patterson is responsible for all investment counseling activities. He supervises the analysis of investment opportunities for the clients of the firm. He is a trustee of Consolidated Capital Properties Trust, a liquidating trust formed out of the bankruptcy court proceedings involving Consolidated Capital Properties, Ltd. Mr. Patterson is also an officer and controlling shareholder of Cal Kan, Inc., an executive officer and controlling shareholder of Moraga Partners, Inc., and trustee of the Pat Patterson Western Securities, Inc. Profit Sharing Plan. Mr. Patterson, through his affiliates, manages a number of investment and real estate partnerships.

Berniece A. Patterson is a director of MacKenzie  Patterson,  Inc. In 1981,
Ms. Patterson and C.E. Patterson established Patterson Financial Services, Inc. She serves as Chair of the Board and Vice President of PFS. Her responsibilities with PFS include oversight of administrative matters and monitoring of past projects underwritten by PFS. Ms. Patterson is Chief Executive Officer of an affiliate, Pioneer Health Care Services, Inc., and is responsible for the day-to-day operations of three nursing homes and over 300 employees.


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



Victoriaann Tacheira is senior vice president of MacKenzie Patterson, Inc., which she joined in 1988. Ms. Tacheira has eleven years of experience with the NASD broker/dealer business and is experienced in all phases of broker/dealer operations. She is licensed with the NASD as a General Securities Principal. She is president and owner of North Coast Securities Corporation. Ms. Tacheira has been certified by the College of Financial Planning in Denver, Colorado, as a Financial ParaPlanner.

Sutter Capital Management, LLC

     Sutter Capital Management, LLC is a California limited liability company formed in 1998 to serve as the manager for Sutter Opportunity Fund, LLC. The managing member and controlling interest holder in Sutter Capital Management, LLC is Robert E. Dixon. Mr. Dixon is a Canadian citizen.

     Mr. Dixon received his Bachelors degree in economics from the University of California at Los Angeles in 1992. He worked for Lehman Brothers in equity sales and trading during 1993 and 1994. In October 1994, he joined MacKenzie Patterson, Inc. as a securities research analyst. In June 1996, Mr. Dixon left MacKenzie Patterson, Inc. to go into business buying and selling securities for his own account and that of the entity he controls, Sutter Opportunity Fund, in which he has been engaged since that date. Mr. Dixon was a registered representative of North Coast Securities from 1994 through 1997.


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